Social Cube Inc. Announces Going Dark, Delisting and Deregistration

June 7, 2013

LOS ANGELES, CA – Social Cube Inc. (OTC: SOCC) (the “Company”) announced today that on June 3, 2013, its board of directors decided to delist the Company’s common stock from the OTC and deregister from the reporting requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”).  The Company’s board of directors determined, after careful consideration, that delisting and deregistering is in the overall best interests of the Company.  Among other factors, the board of directors considered the cost savings to be realized by the Company by eliminating its obligations to file reports with the Securities and Exchange Commission (the “SEC”).

The Company is eligible to deregister its stock because the Company has fewer than 300 shareholders of record.  The Company intends to file a Form 25 with the OTC and the SEC in 10 days to delist its common stock from the OTC and to deregister the Company’s common stock from Section 12(b) of the Exchange Act.

Thereafter, the Company shall also file a Form 15 with the SEC to suspend the Company’s reporting requirements under Section 15(d) of the Exchange Act.  Upon filing of the Form 15, the Company will no longer be obligated to file certain Exchange Act reports with the SEC.

About Social Cube Inc.

Publicly listed on the OTC market under the ticker symbol “SOCC”, Social Cube Inc. is an online gaming and social gaming company.   Social Cube is headquartered in Los Angeles, California.

Forward-Looking Statements

This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

These statements include, among other things, any predictions regarding the Company’s prospects or future financial condition, earnings, revenues, expenses or other financial items, any statements concerning the Company’s prospects or future operations, including management’s plans or strategies and objectives therefore and any assumptions, expectations or beliefs underlying the foregoing.

These statements can sometimes be identified by the use of forward looking words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,”

“expect,” “intend,” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this release or referred to in this release are “forward-looking statements.”

Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. All forward-looking statements attributable to Social Cube Inc. or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.

Contact:

Jonathan Lee

Chief Financial Officer

Social Cube Inc.

jlee@social-cube.net

(323) 933-3500